CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Report to Shareholders of the Sterling Partners' Small Cap Value Portfolio and Sterling Partners' Balanced Portfolio, each portfolios of UAM Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
March 12, 2001